EXHIBIT 5.1

HART & HART, LLC

ATTORNEYS AT LAW

1624 Washington Street

Denver, CO 80203

________	harttrinen@aol.com
(303) 839-0061	Fax: (303) 839-5414

July 25, 2022

Flexible Solutions International, Inc.

6001 54 Ave.

Taber, Alberta, Canada T1G 1X4

This letter will constitute an opinion upon the legality of the issuance by Flexible Solutions International, Inc., an Alberta corporation (“FSI”), of 26,300,000 shares of its common stock all as referred to in the Registration Statement on Form S-4 filed by FSI with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of FSI, the applicable laws of the Province of Alberta, a copy of the Registration Statement, and such other documents as we considered necessary for purposes of this opinion. In our opinion:

●	FSI is authorized to issue the common stock which is the subject of the Registration Statement; and

●	such common stock, when issued, will be legally issued, fully paid and non-assessable.

Very truly yours,

HART & HART, LLC

/s/ William T. Hart
William T. Hart